Exhibit 99.1

Mama’s Creations Announces Planned Evolution of the Senior Management Team

New Appointments Continue to Advance the Strategic Evolution of the Mama’s Creations Leadership Team Concurrent with Retirement of COO Matthew Brown at End of Fiscal Third Quarter

EAST RUTHERFORD, NJ – October 9, 2023 – Mama’s Creations, Inc. (NASDAQ: MAMA), a leading national marketer and manufacturer of fresh Deli prepared foods, today announced the planned evolution of the Company’s leadership team with two new Vice President of Operations appointments at the Company’s East Rutherford and Farmingdale facilities, in conjunction with the retirement of Chief Operating Officer Matthew Brown at the end of the third quarter of fiscal 2024.

Eric Felice has been promoted to the role of Vice President of Operations, East Rutherford. Eric maintains over 25 years of operations experience, including over 10 years managing operations at the Company’s facility in East Rutherford, New Jersey. In addition, Ray Geer has been promoted to the role of Vice President of Operations, Farmingdale. Ray draws on over 30 years of operations experience, including nearly 10 years managing operations at the Company’s facility in Farmingdale, New York.

Chief Operating Officer Matthew Brown will retire effective October 31, 2023, at which point he will resign from the Board of Directors as well. To ensure a smooth transition, Eric Felice and Ray Geer have already assumed responsibility for operations at their respective facilities for the majority of the third quarter. In conjunction with this announcement and to better enable the operations team to focus on facility-level matters, EVP Steve Burns has broadened his responsibilities as Mama’s Creations Chief Administrative Officer, leveraging his nearly 25 years at Accenture, where he led Operational Improvement and Transformation initiatives. Anthony Morello, President of T&L Creative Salads and Olive Branch, will also broaden his responsibilities to accelerate the Company’s efforts to create a “one factory, two locations” approach to operational load sharing and redundancy.

Matthew Brown commented: “As I transition to retirement to spend more time with my family, I would like to thank the entire team at Mama’s Creations for making my nearly 15 years of service so enjoyable. As they have superbly managed the Company’s operations for the last few months, I am wholly confident that our operations are in capable hands with Eric and Ray, who have spent a combined 20 years working in the very facilities they now manage.”

Adam L. Michaels added: “Matt approached me with his belief that our operations bench was ready to step up and his desire to retire. After over 20 years building Mama’s Creations and its predecessor companies, I would like to thank Matt for his instrumental role in getting the Company off the ground, as well as overseeing operations from the earliest stages through preparing our next generation of operations leadership. With his retirement, we continue to progress the evolution of our operations team by implementing an optimized ‘on the ground’ facility-level management structure ensuring each location gets the attention it deserves, while having leadership in place tasked with sharing best practices and driving operational efficiency.

“I am fully confident that with these tested leaders now managing operations – further supported by the superbly talented T&L Founder Anthony Morello and our tenured Chief Administrative Officer Steve Burns – that we are well positioned to continue to realize exciting new operational synergies between our two facilities.

“Our operations are experiencing several substantial tailwinds at the moment – spanning from the successful spool-up of our more robust sales team and several marketing firsts for the company, to our wider bench of talent – which when taken together, we believe position us to continue to deliver sustainable value to our shareholders over the long-term,” concluded Michaels.

About Mama’s Creations, Inc.

Mama’s Creations, Inc. (NASDAQ: MAMA) is a leading marketer and manufacturer of fresh deli prepared foods, found in over 8,000 grocery, mass, club and convenience stores nationally. The Company’s broad product portfolio, born from MamaMancini’s rich history in Italian foods, now consists of a variety of high quality, fresh, clean and easy to prepare foods to address the needs of both our consumers and retailers. Our vision is to become a one-stop-shop deli solutions platform, leveraging vertical integration and a diverse family of brands to offer a wide array of prepared foods to meet the changing demands of the modern consumer. For more information, please visit https://mamascreations.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include information about management’s view of the Company’s future expectations, plans and prospects, including future business opportunities or strategies and are generally preceded by words such as “may,” “believe,” “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of known and unknown risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Certain of these risk factors and others are included in documents the Company files with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended January 31, 2023, as well as subsequent reports filed with the Securities and Exchange Commission.

Investor Relations Contact:

Lucas A. Zimmerman

Director

MZ Group - MZ North America

(949) 259-4987

MAMA@mzgroup.us

www.mzgroup.us